Exhibit 99.1


                    [Interlink Computer Sciences, Inc.]

                   INTERLINK COMPUTER SCIENCES COMPLETES
                      SALE OF ITS HARBOR PRODUCT LINE

FREMONT, Calif. December 22, 1997 u Interlink Computer Sciences (NASDAQ:INLK) today announced that it has completed its sale of the HARBOR product line to HARBOR Systems Management, Ltd., a company recently founded by Ben Dulley and Jim Godsell. Under the terms of the agreement, the purchase price will be paid in the form of notes and the assumption of specified liabilities, which will be recognized in future periods, generally when such amounts are realized.

        Interlink first purchased the HARBOR products from New Era Systems Services, Ltd., in December 1995, and Ben Dulley, principal of New Era Systems, joined the Interlink management team and its board of directors shortly after the acquisition. As a result of this transaction, Mr. Dulley has resigned as an officer and director of Interlink.

        "Now that Interlink has embarked on its path to provide premier software solutions for the TCP/IP Data Center, coupled with the launch of our new enterprise-wide security product NetLOCK, the development and marketing of the HARBOR products will be bettcer served by BenAEs new organization," said A.J. Berkeley, president and CEO of Interlink Computer Sciences. "Interlink is a strategic partner to HARBOR Systems and will continue to resell the HARBOR product line."

        In addition to reselling the HARBOR products, Interlink has retained the right to integrate the DM (Distribution Manager) product into its management product offerings.

        "With this purchase, we are able to dedicate a focused effort on the development and expansion of the HARBOR product line," said Ben Dulley, president of HARBOR Systems Management, Ltd. "Our current and future customers have our commitment to provide premier service and technology going forward."

About HARBOR Systems Management, Ltd.

        HARBOR   Systems   Management   Ltd.,  a  privately   held   corporation
headquartered in Calgary, Alberta, is a leading provider of enterprise-wide

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storage management and data integrity products.  The company's product,  HARBOR, supplies a scaleable solution set to enable backup, recovery,  distribution, and
transfer   components  to  support   medium  to  large   distributed   computing
environments.  HARBOR is unique in it's ability to integrate  with existing data
management   architectures,   providing   efficient  and  economical   automated
solutions. For more information please contact HARBOR at 1-800-531 7111 or http://www.harbor.ab.ca or http://www.harbor.co.uk.

About Interlink Computer Sciences

        Interlink Computer Sciences, Inc., a publicly held company headquartered in Fremont, California, is a leading supplier of high performance solutions for enterprise networked systems management. The Company's products and services enable customers to transport, access and manage data across distributed client/server environments. Interlink produces the TCPaccess product family for mainframe: TCP/IP connectivity, fault tolerance, remote printing services, and CICS and IMS -to-LAN application integration. The Company is developing the NetLOCK technology for enterprise-wide security solutions. For more information, please access the Company's website at http://www.interlink.com, or contact us at 800/366-5452.

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-------------------------
Contact:
Public Relations
Helen Kendrick
Interlink Computer Sciences, Inc.
510/249-6141
hkendrick@interlink.com

Investor Relations
Jim Barth
Interlink Computer Sciences, Inc.
510/249-6293
jbarth@interlink.com

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                  - 1997 Interlink Computer Sciences, Inc.
                            All Rights Reserved